Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 12, 2023 relating to the financial statements and supplemental schedules of: (i) the BP Employee Savings Plan, (ii) the BPX Energy Employee Savings Plan, (iii) the BP DirectSave Plan and (iv) the BP Partnership Savings Plan, appearing in the Annual Report on Form 11-K of BP Employee Savings Plan, BPX Energy Employee Savings Plan, BP DirectSave Plan and BP Partnership Savings Plan for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 1, 2023